SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                            SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                         (Amendment No.#1)


                         SEQUOIA SYSTEMS, INC
- ------------------------------------------------------------------------------
                         (Name of Issuer)


                  Common Stock, $.40 par value per share
- ----------------------------------------------------------------------------
                (Title of Class of Securities)

                             817438 10 4
- ------------------------------------------------------------------------------
                           (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 817438 10 4    AMENDMENT NO. 1 TO SCHEDULE 13G

- ------------------------------------------------------------------------------
1       Reporting Persons. S.S. or I.R.S. Identification Nos.
        of Above Persons
- -----------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group

      		(a) [ ]
	  	    (b) [ ]
- ------------------------------------------------------------------------------
3	      SEC Use Only

- -----------------------------------------------------------------------------
4      Citizenship or Place of Organization

- ------------------------------------------------------------------------------
    NUMBER OF          5     Sole Voting Power
     SHARES
    BENEFICIALLY             568,836
     OWNED BY	       -------------------------------------------------------
       EACH
    REPORTING          6     Shared Voting Power
     PERSON
                       --------------------------------------------------------
                       7     Sole Dispositive Power

	                          568,836
                       -------------------------------------------------------

                       8     Shared Dispositive Power
- ------------------------------------------------------------------------------
9	      Aggregate Amount Beneficially Owned by Each Reporting Person

       	568,836
- ------------------------------------------------------------------------------
10    	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                      [   ]
- ------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9)

       	5.5%*
- ------------------------------------------------------------------------------

12     	Type of Reporting Person
______________________________________________________________________________

* All calculations are based on 10,380,000 shares of Sequoia
Systems, Inc. Common Stock outstanding as of December 31, 1994.


Item 1(a).	Name of Issuer:

		Sequoia Systems, Inc.


Item 1(b).	Address of Issuer's Principal Executive Offices:

		300 Nickerson Road, Marlborough, Massachusetts 01752


Item 2(a).	Name of Person Filing:

		Hewlett-Packard Company


Item 2(b).	Address of Principal Business Offices:

		3000 Hanover Street, Palo Alto, California 94304


Item 2(c).	Citizenship:

		United States of America


Item 2(d).	Title of Class of Securities:

		Common Stock of $0.40 par value per share


Item 2(e).	CUSIP Number:

		428236 10 3


Item 3.         Type of Person Reporting under Rules 13d-1(b) or 13d-2(b):

                Not applicable


Item 4.	        Ownership

		(a)  Amount Beneficially Owned:  568,836
		(b)  Percent of Class:  	   5.5%
		(c)  Number of shares as to which such person has:

		(i)   Sole power to vote or to direct the vote:  568,836
		(ii)  Shared power to vote or to direct the vote: 0
		(iii) Sole power to dispose or to direct the disposition of:
        568,836
		(iv)  Shared power to dispose or to direct the disposition
        of:  0


Item 5.   	Ownership of Five Percent or Less of a Class

  	        Not Applicable

Item 6.	   Ownership of More Than Five Percent on Behalf of Another
           Person

           Not Applicable

Item 7.	        Identification and Classification of the Subsidiary
                Which Acquired the Security Being Reported on By the Parent Holding Company

                Not Applicable


Item 8.         Identification and Classification of Members of the Group

      	        Not Applicable


Item 9.	        Notice of Dissolution of Group

                Not Applicable


Item 10.	       Certification

              		Not Applicable


SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1995

			               HEWLETT-PACKARD COMPANY


		                   By: 	Ann Baskins
                    -------------------------
                			Ann Baskins, Assistant
                			Secretary & Managing
                			Counsel